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Exhibit 21.1

SUBSIDIARIES

NAME	JURISDICTION OF FORMATION
Golden Minerals Services Corporation	Delaware
ASM Services S.a r.l.	Luxembourg
Silex Spain, S.L.	Spain
Silex Argentina S.A.	Argentina
Minera El Quevar S.A. (65% owned by the Registrant)	Argentina
Apex Mexico Holdings, S.L.	Spain
Compañía Minerales de Zacatecas, S. de R.L. de C.V.	Mexico
Minera Largo S. de R.L. de C.V.	Mexico
Minera de Cordilleras S. de R.L. de C.V.	Mexico
Apex Silver Mines*	Cayman Islands
ASC Bolivia LDC	Cayman Islands

*
Apex Silver Mines is a wholly-owned subsidiary of Golden Minerals Company and a separate entity from our predecessor, Apex Silver Mines Limited.

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  Exhibit 21.1
SUBSIDIARIES